SIDE LETTER

INTEGUMEN LIMITED

Sand Hutton Applied Innovation Campus

Sand Hutton

York

North Yorkshire

YO41 1LZ

England

ENHANCE SKIN PRODUCTS INC.

50 West Liberty Street

Suite 880

Reno

NV 89501

United States of America

24 August 2016

Re Enhance Skin Products Inc. (the “Company”)

Dear Sirs

We refer to the option agreement, dated 7 July 2016, between (1) BioSurface Limited (“BioSurface”) and (2) the Company (the “Option Agreement”). This letter constitutes a side letter to the Option Agreement.

Save as otherwise provided for in this letter, defined terms used in this letter shall have the meaning ascribed to such terms in the Option Agreement.

We the undersigned being all of the parties to the Option Agreement hereby agree and confirm that, in consideration for the participation by each party hereto in the good faith negotiations in relation to the entry into an asset purchase agreement in relation to certain assets owned by the Company, the Option Agreement shall be amended, in accordance with Clause 10.3 of the Option Agreement, by the deletion of the current Clause 3.2 of the Option Agreement and its replacement with the following new Clause 3.2:

“3.2 The Option shall lapse on 1 September 2016.”

This letter may be executed in any number of counterparts each of which when executed and delivered shall be an original, but all the counterparts together shall constitute one and the same instrument.

This letter shall be governed by the laws of England and Wales and the parties hereby irrevocably submit to the jurisdiction of the courts of England and Wales in relation to any dispute arising from, or in connection with, this letter.

Yours faithfully

Duly authorised, for and on behalf of INTEGUMEN LIMITED	Duly authorised, for and on behalf of ENHANCE SKIN PRODUCTS INC.